UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 23, 2026

Uniti Group Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-42779	85-2262564
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2101 Riverfront Drive, Suite A Little Rock, Arkansas	72202
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (501) 850-0820

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	UNIT	The NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events

$500 Million Term Loan Prepayment Offer & Asset Sale Offers

On July 15, 2026, Kinetic ABS Issuer LLC (“Kinetic ABS Issuer”), an indirect, bankruptcy-remote unrestricted subsidiary of Uniti Group Inc. (the “Company,” “we,” “us,” or “our”), completed a private offering of $1.1 billion aggregate principal amount of secured fiber network revenue term notes, the proceeds of which were used to purchase assets held by certain subsidiary guarantors of the Company’s senior indebtedness that were contributed to certain subsidiaries of Kinetic ABS Issuer (the “Kinetic ABS Asset Sale”). The Company intends to use a portion of the net cash provided by the Kinetic ABS Asset Sale for reinvestments in the business, including to fund growth capital expenditures, and $500 million of such net cash proceeds to repay senior secured indebtedness of the Company.

On July 23, 2026, Uniti Services LLC (“Uniti Services”) issued a prepayment notice to the lenders of its senior secured term loan due 2032 (the “Term Loan”) to prepay up to $167,791,000 principal amount (the “Term Loan Prepayment Amount”) of Term Loan on July 30, 2026 (the “Term Loan Prepayment Offer”).

Concurrently and in connection with the Term Loan Prepayment Offer, on July 23, 2026, Uniti Services, Uniti Group Finance 2019 Inc. (“UGF”) and CSL Capital, LLC (“CSL Capital,” and together with Uniti Services and UGF, the “Issuers”), each a wholly-owned subsidiary of the Company, commenced asset sale offers (the “Asset Sale Offers”) to purchase up to $332,209,000 aggregate principal amount (the “Maximum Offer Amount”) of the 4.750% Senior Secured Notes due 2028 issued by Uniti Services, UGF and CSL Capital (the “2028 Notes”) and 7.500% Senior Secured Notes due 2033 issued by Uniti Services (the “2033 Notes”, and together with the 2028 Notes, the “Notes”) in accordance with the asset sale covenants within the respective indentures governing the 2028 Notes and 2033 Notes. To the extent certain term loan lenders decline their pro rata share of the Term Loan Prepayment Amount and the total principal amount of Term Loan that is prepaid is less than the Term Loan Prepayment Amount (such difference, the “Declined Prepayment Amount”), the Issuers intend to amend the Asset Sale Offers to increase the Maximum Offer Amount in an amount equal to the Declined Prepayment Amount.

The Asset Sale Offers will expire at 5:00 p.m., New York City time, on August 20, 2026, unless extended. Holders of the Notes can request a copy of the offer to purchase dated July 23, 2026 setting forth the terms and conditions of the Asset Sale Offers by contacting Sodali & Co., the information and tender agent for the Asset Sale Offers, at 333 Ludlow Street, South Tower, 5th Floor, Stamford, CT 06902, Tel: +1 203 658 9457, E-mail: uniti@investor.sodali.com or through the offer website at https://projects.sodali.com/uniti.

This report does not constitute an offer to sell, or a solicitation of an offer to buy, any security (including the Notes). No offer, solicitation or sale will be made in any jurisdiction in which such an offer, solicitation or sale would be unlawful.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

UNITI GROUP INC.

By:	/s/ Daniel L. Heard
Name: Daniel L. Heard
Title: Senior Executive Vice President - General Counsel and Secretary

Dated: July 23, 2026